UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: July 1, 2009

ADVANCED GROWING SYSTEMS, INC.
(Name of Registrant as specified in its charter)

Nevada	000-52572	20-4281128
(State or other jurisdiction of incorporation or jurisdiction)	(Commission file Number)	(I.R.S. Employer Identification Number)

3050 Royal Boulevard South, Ste 135
Alpharetta, GA 30022
 (Address of principal executive offices)

Registrant’s telephone number, including area code: (678) 387-5061

Copies to:
Joseph M. Lucosky, Esq.
Anslow & Jaclin, LLP
195 Rt. 9 South
Manalapan, NJ, 07726
Tel: (732) 409-1212
Fax: (732) 577-1188

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 1, 2009, Advanced Growing Systems, Inc. (“we,” “Advanced Growing” or the “Company”) entered into a binding letter of intent (the “Letter of Intent”) with enVentive Solutions, Inc., a Delaware corporation (“enVentive”).  Pursuant to the Letter of Intent, enVentive and the Company will commence the negotiation and preparation of a definitive share purchase agreement (the “Definitive Agreement”) whereby the Company will receive 100% of the issued and outstanding shares of enVentive in exchange for common stock of the Company representing approximately 85% of the outstanding shares of common stock on a fully diluted basis (the “Transaction”) on or before September 1, 2009.  Pursuant to the Letter of Intent, enVentive will become a wholly-owned subsidiary of the Company. In addition, an additional 7.5% earn-out provision will be available for the shareholders of the Company over a 24 month period.

Enventive Solutions, Inc., formerly Venture Chemicals, Inc., was founded in 1977 as a specialty chemical manufacturer for products used in a variety of industrial markets.  Enventive holds over 190 worldwide patents and employs over 100 people with a long history of profitable growth.  Enventive has also been working as the engineer in reconstructing the manufacturing processes for Organic Growing Systems, Inc., a subsidiary of Advanced Growing, to increase the production capacity to over 200 tons per day.  Enventive is also heavily involved in the production of the Organisan II-YS product, which is an adjuvant used in the agricultural marketplace to assist plants in the uptake of nutrients.

The foregoing  description of the Letter of Intent and the  Transaction is  qualified in its entirety by reference to the Letter of Intent   attached as Exhibit 10.1 hereto.

Item 9.01.  Exhibits.

Exhibit Number	Description

10.1	Letter of Intent between the Company and enVentive Solutions, Inc., effective July 1, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ADVANCED GROWING SYSTEMS, INC.

Date: July 6, 2009	By:	/s/ Christopher J. Nichols
Christopher J. Nichols
Principal Executive Officer